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                                                                   EXHIBIT 10.40

                            MANUFACTURING AGREEMENT

     This contract manufacturing sales agreement ("Agreement") is entered into as of the 25th day of November, 1997 between the following parties:

CUSTOMER:      NTN Communications, Inc.
               Attn: Geoffrey D. Labat
                     Chief Operating Officer
               5966 La Place Court, Suite 100
               Carlsbad, CA 92008
               Telephone No: (760) 929-5220
               Facsimile No: (760) 929-5221

MANUFACTURER:  Climax Technology Co. Ltd.
               Attn: Michael Chang
                     President
               HF, No. 3, Alley 2, Lane 176
               Fu-Ten 1st Rd.
               Hsi-Chih-Chen
               Taipei Hsiean
               Taiwan, Republic of China
               Telephone No: 011-886-2-694-0667
               Facsimile No: 011-886-2-694-0633

                                    PREMISES

- Manufacturer has agreed to act as exclusive manufacturer and supplier to Customer during the term of this Agreement, including components procurement, assembly, and testing, of the hand-held, portable, wireless keypad transmitter and related base station and associated cables and peripherals used in the interactive sports and trivia games broadcast over the NTN Network(TM)(each collection of ten (10) keypad transmitters and one
     (1) base station and associated peripheral equipment being hereinafter referred to as a "Playmaker(R) Unit").

- Manufacturer will manufacture the Playmaker Units, as directed by Customer, at its manufacturing facility in Taipei, Taiwan and through any sub-manufacturers that may be selected by Manufacturer and approved in writing by Customer. Manufacturer will be solely responsible for material acquisition and the manufacturing process.
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Manufacturer and Customer mutually agree on the following:

1.   PURPOSES OF THE AGREEMENT

     Customer agrees to purchase from Manufacturer and Manufacturer agrees to manufacture and sell to Customer Playmaker Units conforming to the design specifications and diagrams and modifications thereto contained in Schedule A attached hereto and incorporated herein by this reference (the "Playmaker Specifications"), as the same may be modified by the parties from time-to-time, and in accordance with the terms and conditions of this Agreement.

     Customer will place orders for Manufacturer to manufacture and deliver the Playmaker Units in accordance with the procedures set forth in Section 3 hereof. Orders will make reference to this Agreement and may be transmitted via facsimile at the facsimile number specified in preamble of this Agreement.

2.   TERM OF AGREEMENT

     This Agreement shall become effective as of the date specified above and will remain in effect until the first anniversary of the delivery date specified in the first purchase order issued by Customer pursuant to Section 3 hereof unless otherwise terminated as provided in Section 8 of this Agreement. Upon the expiration of the initial term, this Agreement shall be automatically renewed for successive terms of one (1) year each unless either party shall deliver notice to the other at least sixty (60) days prior to the expiration of the initial term or to the expiration of the one (1) year renewal term then in effect.

3.   PURCHASE ORDERS AND RESCHEDULING

     3.1  Initial Orders

          3.1.1 Customer may place the following Playmaker Unit orders (the "Initial Orders") during the first twelve months of the initial term of this Agreement for delivery F.O.B. Manufacturer's plant in Taipei, Taiwan on the Shipping Date indicated below; provided, that a binding commitment for the Initial Orders shall be established only by issuance of one or more purchase orders by Customer:

                                                  SHIPPING
                    P.O. DATE      QUANTITY         DATE        SHIPMENT
               -------------------------------------------------------------
1st Order           12/  /97         100           4/9/98          Air
2nd Order           01/05/98         100          5/24/98          Air
3rd Order           02/02/98         100           6/8/98          Sea
4th Order           03/02/98         100          7/10/98          Sea
5th Order           04/01/98         100           8/9/98          Sea
6th Order           05/01/98         100           9/3/98          Sea

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          3.1.2 By its execution of this Agreement, Manufacturer hereby covenants and agrees that it shall fulfill the Initial Orders upon the foregoing terms subject only to receipt of a purchase order for each Initial Order on its respective date as specified in Section 3.1.1 and without the need for the procedures specified in Section 3.2.

     3.2  Orders Other Than Initial Orders

          3.2.1 At least forty-five (45) days (all reference to "days" or "business days" in this Agreement shall refer to Pacific Standard Time or Pacific Daylight Saving Time as applicable) prior to the commencement of each calendar quarter ("Quarter"), Customer will advise Manufacturer in writing of the minimum quantities of Playmaker Units Customer intends to order from Manufacturer during the next succeeding Quarter. Promptly following its receipt of that notice, Manufacturer shall determine the availability of components to meet Customer's minimum quantity requirements as specified in Customer's notice. As promptly as practicable, but not later than seven (7) days following its receipt of Customer's notice, Manufacturer shall advise Customer in writing of the availability for procurement by Manufacturer on a monthly basis during the Quarter of components necessary to enable Manufacturer to supply the Playmaker Units specified by Customer.

          3.2.2 Based on the information provided by Manufacturer pursuant to the procedures set forth in Section 3.2.1, Customer will have the option to place, not later than seven (7) days after receipt of Manufacturer's notice pursuant to Section 3.2.1, one (1) or more irrevocable purchase orders ("Orders"). Any Order shall specify a delivery date which is not sooner than four (4) months following the date of such Order.

          3.2.3 Thereafter, on the first business day of each month, on a continuing basis, Manufacturer shall provide Customer with updated information concerning the availability for procurement by Manufacturer of additional components necessary to manufacture Playmaker Units for Customer. Customer may place additional Orders based on that information.

          3.2.4 Customer shall also follow the procedures specified in this
Section 3 in placing Orders for component parts for Playmaker Units at the prices specified in Section 5.1 of this Agreement.

          3.2.5 Provided Customer's Order is based on the information provided by Manufacturer pursuant to Section 3.2.1 or 3.2.3, Manufacturer shall:

               3.2.5.1 acknowledge Customer's Order and make components procurement commitments to Manufacturer's suppliers based on Orders received from Customer. With Customer's written approval, Manufacturer will also make components procurement commitments based on Orders received from Customer with procurement lead times longer than the Quarter covered by Customer's Order; and

               3.2.5.2 manufacture and supply Playmaker Units ordered by Customer pursuant to the procedures set forth in this Section 3.2.

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          3.2.6  Unless Customer shall terminate this Agreement on account of
Manufacturer's default, as provided in Section 8 hereof, Customer shall be liable to Manufacturer for Manufacturer's costs as a result of commitments made by Manufacturer in accordance with Section 3.2.4 for:

                 3.2.6.1 the price of the Playmaker Units completed by Manufacturer; and

                 3.2.6.2 all work-in-process material related to the Playmaker Units and any procurement commitment made by Manufacturer; provided, however, Manufacturer will make reasonable efforts to mitigate Customer's liability as provided in Section 9 hereof.

     3.3  Changes in Playmaker Specifications

          3.3.1 Customer will communicate to Manufacturer any change or modification of the Playmaker Specifications (a "Modification") requested by Customer.

          3.3.2 Manufacturer will communicate to Customer, within a reasonable time period, but not to exceed forty-five (45) days after receipt from Customer of notice of a Modification, its evaluation of the requested Modification, which shall include, if applicable:

                 3.3.2.1  manufacturing process changes;

                 3.3.2.2  Playmaker Unit price changes; and

                 3.3.2.3 product rework cost and Modification line break-in data

          3.3.3 Following its receipt of Manufacturer's evaluation of a requested Modification, Customer may authorize the incorporation of such Modification into the Playmaker Specifications by written notice to Manufacturer.

          3.3.4 No Modification will be introduced by Manufacturer without prior written approval from Customer.


4.  REGULATORY LICENSING

     4.1 It is the sole responsibility and obligation of Manufacturer to obtain on behalf of Customer any and all licenses, certifications or approvals on any Playmaker Unit delivered pursuant to this Agreement as required by any statute or regulation enforced or administered by the United States Federal Communications Commission ("FCC") and such FCC licenses, certifications or approvals, as the case may be, shall have been obtained prior to delivery of any Playmaker Units pursuant to this Agreement. Customer shall have no obligation to accept any


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Playmaker Units delivered hereunder unless it is provided with written documentation to its reasonable satisfaction evidencing any and all requisite FCC licenses, certifications and approvals. The cost and expense of obtaining all FCC licenses, certifications or approvals shall be borne by Manufacturer.

     4.2 It shall also be the sole responsibility and obligation of Manufacturer to obtain on behalf of Customer any and all licenses, certifications or approvals on Playmaker Units required in any country other than the United States in which Customer notifies Manufacturer it intends to distribute the NTN Network during the term of this Agreement. The reasonable costs and expenses of obtaining any license, certificate or approval pursuant to this Section 4.2 shall be reimbursed to Manufacturer by Customer upon presentation of appropriate documentation of same in the reasonable opinion of Customer.

     4.3 Customer shall cooperate with Manufacturer in ways deemed appropriate and proper by Customer in the obtaining of any governmental license, certificate or approval required pursuant to this Section 4.

5.   PRICES AND PAYMENTS

     5.1 The price for each 900 megahertz (Mhz) Playmaker Unit manufactured hereunder is U.S. $1,923.00 and the price for each 49 Mhz Playmaker Unit manufactured hereunder is U.S. $1,177.00. Prices are F.O.B. Taipei, Taiwan and constitute the sum of the prices for the component parts of the respective Playmaker Unit as follows:


900 Mhz                                      49 Mhz
COMPONENT                     PRICE          COMPONENT                PRICE
---------                     -----          ---------                -----
Playmaker                     $170.00        Playmaker                $100.00
Base Station                   165.00        Base Station              100.00
Charger Tray                    37.00        Charger Tray               37.00
Charger Adapter                 15.00        Charger Adapter            13.50
HDT Antenna + 10 ft. Cable       4.00        Antenna Box                 6.80
DC Cable                          .70        HDT Antenna                11.00
Internal DS-232 Cable            1.30        90 M Connector              1.15
                                             DC Cable                     .65
                                             Internal RS-232 Cable       1.40
                                             50 ft. Coax Cable           5.50

     5.2  Payment for each order shall be made as follows:

          5.2.1  35% of Order price on date of issuance of purchase order;

          5.2.2 35% of Order price forty-five (45) days after issuance of purchase order; and

          5.2.3 30% of Order price fourteen (14) days after delivery of Playmakers in accordance with Customer's shipping instructions.


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     5.3  Notwithstanding any other provision of this Agreement, and in addition to Customer's right to reject delivery of any Playmaker Units as provided in Section 6.3 hereof, Manufacturer and Customer agree that time is of the essence with respect to the timely fulfillment of Orders. Customer and Manufacturer also agree that the damages resulting from late delivery of Playmaker Units would be impracticable to calculate with any certainty. Accordingly the parties agree that, as liquidated damages and not as a penalty, the price of any Playmaker Unit delivered later than as specified in any Order issued in accordance with Section 3 of this Agreement shall be reduced by an amount equal to the product of (i) nineteen dollars and twenty three cents ($19.23) multiplied by (ii) the number of days having lapsed between the scheduled delivery date and the actual delivery date. Such amount shall be deducted from the final installment payment for any such late Playmaker Unit.

6.   SHIPMENT AND TITLE

     6.1 Manufacturer will deliver the Playmaker Units to one or more carriers designated by Customer in writing at the Manufacturer's plant or at any other place or places as Manufacturer and Customer shall mutually agree in writing.

     6.2 Title and all risk of loss, including loss due to damage, shall pass to Customer at the moment of delivery by Manufacturer of the Playmaker Units to a carrier designated by Customer in writing. Until that time, risk of loss shall be that of Manufacturer.

     6.3 Customer shall have the right in its sole discretion to reject or return all or any portion of any Order that is not delivered to a designated carrier on the date specified in the Order, time being of the essence of this Agreement. Upon written demand from Customer, Manufacturer shall promptly refund any payment made by Customer in respect of such rejected Order or portion thereof.

7.   ACCEPTANCE AND INSPECTION

     7.1 Customer shall have the right to designate one or more persons (the "Customer Representatives") to coordinate with Manufacturer the activities of Customer under this Agreement, and to communicate to Manufacturer any problems relating thereto. The Customer Representatives shall have the right to inspect the Playmakers and the manufacturing and testing methodologies employed at Manufacturer's plant at reasonable times in order to verify that the Playmaker Units meet the specifications and quality requirements specified in the Playmaker Specifications.

     7.2 Customer will advise Manufacturer of any shortfall in quantities within thirty (30) days after receipt of the Playmaker Units by Customer. Customer will notify Manufacturer promptly upon the discovery of any quality defect or other noncompliance with the Playmaker Specifications of any Playmaker Unit delivered pursuant to this Agreement. Playmaker Units not conforming to the Playmaker Specifications will be returned to Manufacturer for repair and/or replacement in accordance with Section 14 of this Agreement.



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     7.3     Upon reasonable notice, Manufacturer shall have the right to send its technicians to Customer's premises at reasonable times to review the methodologies and the criteria used to verify that Playmaker Units shipped meet the specifications and quality requirements stated in the Playmaker Specifications.

8. TERMINATION FOR DEFAULT

     Either party may terminate this Agreement at any time due to material default of the other party. Prior to a termination for material default, a written notice of default(s) shall be issued to the defaulting party, specifying the default(s) and the time period for the default(s) to be remedied, which shall be a period reasonably necessary to enable the defaulting party to correct the particular default, but in no event less than forty-five (45) days or greater than ninety (90) days (the "Cure Period"). If the default(s) are remedied within Cure Period, the termination notice will be voided. If the default(s) are not remedied during the Cure Period, the non-defaulting party may terminate this Agreement by notice to the defaulting party. Upon termination pursuant to this Section 8, the non-defaulting party shall have no further liability to the defaulting party hereunder.

9. MITIGATION OF LIABILITY

     Upon any breach of this Agreement, the non-breaching party will take reasonable steps to mitigate the damages caused by the breaching party. Without limiting the foregoing, Manufacturer will take the following actions as appropriate to mitigate Customer's liabilities, if any, incurred under this Agreement, and to the extent possible:

     9.1 Use excess materials for other Customer or Manufacturer business requirements whenever possible;

     9.2 Resell to Customer the excess materials at a price equal to Manufacturer's purchase price;

     9.3 Cancel all procurement commitments without cancellation costs for excess materials; and

     9.4     Resell excess materials.

10. GENERAL LIABILITY

     10.1 Manufacturer's liability for actual damages for any cause whatsoever is limited to the cost to Customer to replace the Playmaker Units to be manufactured hereunder or the amount paid by Customer to Manufacturer, whichever is the greater amount.

     10.2 Customer's liability for actual damages for any cause whatsoever is limited to the purchase price for the Playmaker Units manufactured and delivered to Customer which conform to the Playmaker Specifications as modified from time to time, or as to Playmaker Units not

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completed or delivered, and Manufacturer's actual out-of-pocket loss for materials and components purchased by Manufacturer pursuant to the provisions of
Section 4 hereof.

     10.3 Except as otherwise provided in Section 14.5 of this Agreement, under no circumstances will either party be liable to the other for exemplary, special, indirect, incidental or consequential damages, including without limitation any actual or prospective lost revenue or profits.


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11.  CONFIDENTIAL INFORMATION

     11.1 All trade secrets and other non-public information including, without limitation, information encompassed in software, related source and object codes, firmware, technology, circuit diagrams and technical specifications incorporated into the Playmaker Specifications as modified from time to time pursuant to this Agreement (the "Playmaker Intellectual Property") is jointly owned by Customer and Manufacturer. As soon as possible after the date of this Agreement, Manufacturer shall provide to Customer a copy of each program, diagram, document, drawing or other writing which constitutes, describes or defines each item of the Playmaker Intellectual Property.

     11.2 In the performance of or otherwise in connection with this Agreement, one party (the "Disclosing Party") may disclose to the other party (the "Receiving Party") certain information that (i) is marked or identified, orally or in writing, as confidential or proprietary information of the Disclosing Party prior to, upon or promptly after receipt by the Receiving Party; or (ii) which the Receiving Party should recognize from the circumstances surrounding the disclosure to be confidential (the "Confidential Information"). The Receiving Party shall hold the Confidential Information of the Disclosing Party in confidence and will use such Confidential Information only for the purposes of fulfilling its obligations under this Agreement. Nothing in this Agreement will be interpreted to confer upon the Receiving Party any implied or express license to use the Confidential Information of the Disclosing Party for any other purpose. The Receiving Party shall not use the Confidential Information of the Disclosing Party for any other purpose without the express written permission of the Disclosing Party. The Receiving Party will not disclose, provide, disseminate or otherwise make available any Confidential Information of the Disclosing Party or any part thereof in any form whatsoever to any third party without the express written permission of the Disclosing Party.

     11.3 The obligations in Section 11.2 above shall not apply to any (a) use or disclosure of any information pursuant to the exercise of the Receiving Party's rights under this Agreement; (b) information that is now or later becomes publicly available through no fault of the Receiving Party; (c) information that is obtained by the Receiving Party from a third party without any obligation of secrecy or confidentiality; (d) information that is independently developed by the Receiving Party (e.g., without reference to any Confidential Information); (e) any disclosure required by applicable law, provided that the Receiving Party shall use reasonable efforts to give advance notice to and cooperate with the Disclosing Party in connection with any such disclosure; and (f) any disclosure with the consent of the Disclosing Party.

12.  TRADEMARKS

     12.1 Neither party shall have the right to use the trademarks or the trade names of the other party, either directly or indirectly, in connection with any product promotion or publication without the prior written approval of the other party; provided, however, that Customer may, in its discretion, indicate in product promotion or publications that the Playmaker Units have been manufactured for Customer by Manufacturer.


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
13.  QUALITY CONTROLS; TESTING

     13.1 Manufacturer agrees to maintain a quality control process system in order to inspect, evaluate and test all Playmaker Units and their components and materials. This process must be reasonably acceptable to Customer.

     13.2 Manufacturer shall, before shipping any Playmaker Unit, test it against the Playmaker Specifications. In the event any Playmaker Units fails this test, Manufacturer shall not deliver that Playmaker Unit to Customer.

14.  WARRANTY

     14.1 Notwithstanding the expiration or termination of this Agreement, Manufacturer warrants to Customer that for a period of one year following receipt in accordance with Customer's shipping instructions of any Playmaker Unit delivered pursuant to this Agreement:

           14.1.1 Such Playmaker Unit and all components thereof will be free from defects in materials and workmanship under normal and proper use; and

           14.1.2 Such Playmaker Unit shall (i) conform in all respects to the Playmaker Specifications and (ii) be approved, licensed, or certified, as the case may be, in the name of Customer in accordance with Section 4 of this Agreement.

     14.2 The warranties granted by this Agreement do not cover the results of accident, abuse, neglect, vandalism, act of god, use contrary to specifications or instructions, or repair or modification by anyone other than Manufacturer or Customer.

     14.3 If any component of a Playmaker Unit delivered pursuant to this Agreement does not conform to the foregoing warranties, Customer shall request instructions from Manufacturer regarding the return or other disposition of the non-conforming component. At its expense, Manufacturer will repair or replace the non-conforming component within thirty (30) days of its receipt from Customer and ship the repaired or replaced component to the destination specified in writing by Customer. Manufacturer shall reimburse Customer for any other cost incurred by Customer to return non-conforming components.

     14.4 Any waiver of the terms and conditions of these warranties shall be in writing and signed by Customer. The failure of Customer to insist upon strict compliance with any of the terms and conditions contained herein shall not act as a waiver of strict compliance with all remaining terms and conditions of this warranty and shall not operate as a waiver of strict compliance with the terms and conditions of this warranty as to future claims.


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     14.5 Manufacturer shall indemnify Customer and hold it harmless from and against any liability, expense, damage, cost or claim (including property damage, injury or death) ("Loss") asserted by any person or entity not a party to this Agreement arising from or in connection with a breach of the warranties made by Manufacturer herein, unless the Loss was due to the willful or wanton misconduct of Customer.

15.  COMPETITIVE PRODUCTS

     15.1 Manufacturer will not, without prior written consent by Customer, which will not be unreasonably withheld, enter into an agreement with any party other than Customer for manufacture and sale of Playmaker Units or other devices employing the Playmaker Intellectual Property.

16.  GENERAL PROVISIONS

     16.1 Section headings are for convenience of reference only and shall not be considered in the interpretation of this Agreement.

     16.2 All notices and other communications required or permitted hereunder shall be in writing and shall be personally delivered or dispatched by prepaid, first-class mail, or by fax, sent to the address indicated in the preamble to this Agreement.

     16.3 Any consents or approvals given or required to be given under this Agreement shall be effective only if given in writing and executed by the duly authorized representative of the party granting that consent or approval.

     16.4 The parties may not directly or indirectly sell, transfer, assign, or delegate in whole or in part this Agreement, or any rights, duties, obligations or liabilities under the Agreement or its supplements, without prior written consent of the other. Notwithstanding the foregoing, Customer shall have the right, for its convenience to assign and delegate this Agreement to a subsidiary or the controlling shareholder of Customer or a company owned or controlled by the controlling shareholder of Customer; provided that any assignment and delegation shall not relieve Customer of liability hereunder.

     16.5 This Agreement constitutes the entire agreement between the parties relating to the subject-matter hereof, and supersedes all prior written or oral negotiations, representations or agreements. No modification of this Agreement shall be binding on either party unless it is in writing and signed by both parties.

     16.6 Neither party shall be liable hereunder to the other for delays in the performance of its obligations caused by circumstances beyond its reasonable control, including but not limited to, acts of god, wars, riots, strikes, floods, labor disputes, accidents, and governmental restrictions; provided that, if any such delay shall continue for a period of sixty days or more, either party shall have the right to terminate this Agreement by written notice to the other.

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     16.7 This Agreement shall be subject to the laws of the State of California without regard to principles of conflicts of laws. Any proceeding to resolve disputes of any nature arising under or relating to this Agreement in any way shall be conducted in the County of San Diego, California in accordance with the commercial arbitration rules and procedures of the American Arbitration Association then in effect.

     16.8 This Agreement may be executed in separate counter parts all of which taken together shall constitute one and the same Agreement.




     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

"Manufacturer"                             "Customer"
CLIMAX TECHNOLOGY CO. LTD.                 NTN COMMUNICATIONS, INC.


By  /s/ Michael Chang                      By  /s/ Geoffrey D. Labat
  ------------------------                   ---------------------------
  MICHAEL CHANG                              GEOFFREY D. LABAT

Its President                              Its Chief Operating Officer

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